Exhibit 10.7

CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (this “Agreement”) is entered into this 26th day of July, 2007, by and between Cape Savings Bank (the “Bank”), a New Jersey chartered savings bank, and Wayne S. Hardenbrook (“Executive”), and is to be effective as of the effective time of the Merger (as defined below) of Boardwalk Bank into the Bank (the “Effective Date”). References to the “Company” mean Cape Bancorp, Inc., a Maryland corporation and the holding company of the Bank.

WHEREAS, the Executive has been employed as an officer of Boardwalk Bank and Boardwalk Bancorp, Inc. (collectively, “Boardwalk”); and

WHEREAS, Boardwalk Bancorp, Inc. is to be acquired by the Company pursuant to an Agreement and Plan of Reorganization by and between the Company, the Bank and Boardwalk Bancorp, Inc. and Boardwalk Bank dated July 26, 2007 (“Merger Agreement”), and pursuant to which Boardwalk Bancorp, Inc. will merge into the Company (or a Company subsidiary, followed by a liquidation of Boardwalk Bancorp, Inc. into the Company) with the Company as the surviving entity, and Boardwalk Bank will merge into the Bank, with the Bank as the surviving entity (referred to as the “Merger”);

WHEREAS, the Bank wishes to provide economic assurances to Executive in certain circumstances, as specified herein;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereto agree as follows:

1.	TERM OF AGREEMENT

This Agreement shall commence as of the Effective Date and shall continue thereafter for a period of two (2) years. Commencing on the first anniversary date of this Agreement (the “Anniversary Date”), and continuing on each Anniversary Date thereafter, the term of this Agreement shall renew for an additional year such that the remaining term of this Agreement is always two (2) years, unless written notice of non-renewal (a “Non-Renewal Notice”) is provided to Executive at least thirty (30) days and not more than sixty (60) days prior to any such Anniversary Date, in which case the term of this Agreement shall become fixed and shall end two (2) years following such Anniversary Date.

2.	PAYMENTS TO EXECUTIVE UPON CHANGE IN CONTROL

This Agreement provides for certain payments and benefits to Executive only in the event of a Change in Control (as herein defined) followed by the termination of Executive’s employment with the Bank, as set forth in this Agreement.

(a) Upon the occurrence of a Change in Control followed by Executive’s voluntary termination of employment in accordance with this Section 2(a), or involuntary termination of Executive’s employment, other than for Cause (as herein defined), the provisions of Section 3 shall apply. Upon the occurrence of a Change in Control, Executive shall have the right to elect to voluntarily terminate his employment with the Bank at any time during the term of this Agreement following; (i) a material change in Executive’s function, duties, or responsibilities, which change would cause Executive’s position to become one of lesser responsibility, importance, or scope; (ii) a relocation of Executive’s principal place of employment to a location that is more than 50 miles from the location of the Bank’s principal executive offices as of the Effective Date of this Agreement; or (iii) a material reduction in the benefits and perquisites, including base salary, to Executive from those being provided as of the Effective Date.

(b) The term “Change in Control” shall mean:

(i) a change in control of a nature that would be required to be reported in response to Item 5.01(a) of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); or

(ii) a change in control of the Bank or Company within the meaning of the Home Owners’ Loan Act, as amended, and applicable rules and regulations promulgated thereunder, as in effect at the time of the Change in Control; or

(iii) any of the following events, upon which a Change in Control shall be deemed to have occurred:

(A) any “person” (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Bank or Company representing 25% or more of the combined voting power of such outstanding securities, except for any securities purchased by an employee stock ownership plan or trust established by the Bank; or

(B) individuals who constitute the Board on the Effective Date (the “Incumbent Board”) cease for any reason to constitute a majority thereof, provided that any person becoming a director subsequent to the Effective Date whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by stockholders of the Bank or Company was approved by the same Nominating Committee serving under an Incumbent Board, shall be, for purposes of this subsection (B), considered as though they were members of the Incumbent Board; or

(C) a sale of all or substantially all the assets of the Bank or Company, or a plan of reorganization, merger, consolidation, or similar transaction occurs in which the security holders of the Bank or Company immediately prior to the consummation of the transaction do not own at least 50.1% of the securities of the surviving entity to be outstanding upon consummation of the transaction; or

(D) a proxy statement is issued soliciting proxies from stockholders of the Bank or Company by someone other than the current management of the Bank or Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Bank or Company, or similar transaction with one or more corporations as a result of which the outstanding shares of the class of securities then subject to the plan are to be exchanged for or converted into cash or property or securities not issued by the Bank or Company; or

(E) a tender offer is made for 25% or more of the voting securities of the Bank or Company and stockholders owning beneficially or of record 25% or more of the outstanding securities of the Bank or Company have tendered or offered to sell their shares pursuant to such tender offer and such tendered shares have been accepted by the tender offeror.

(c) Even if a Change in Control shall occur, Executive shall not have the right to receive termination benefits pursuant to Section 3 upon termination of employment for “Cause.” Termination for “Cause” shall mean termination because of Executive’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, material breach of the Bank’s Code of Ethics, material violation of the Sarbanes-Oxley requirements for officers of public companies, if applicable, that in the reasonable opinion of the Board will likely cause substantial financial harm or substantial injury to the reputation of the Bank of Company, willfully engaging in actions that in the reasonable opinion of the Board will likely cause substantial financial harm or substantial injury to the business reputation of the Bank, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than routine traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement. For these purposes, no act or failure to act, on the part of Executive, shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Bank. Any act, or failure to act, based upon the direction of the Board or based upon the advice of counsel for the Bank shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Bank.

3.	TERMINATION

(a) Upon the occurrence of a Change in Control, followed at any time during the term of this Agreement by the involuntary termination of Executive’s employment other than for Cause or voluntary termination for one or more of the reasons set forth in Section 2(a), the Company (i) shall be obligated to pay Executive, or in the event of Executive’s subsequent death, his or her beneficiary or beneficiaries, or his or her estate, as the case may be, as severance pay, a sum equal to the two times the sum of: (A) Executive’s highest annual rate of base salary paid to Executive at any time under this Agreement, plus (B) the highest bonus paid to Executive with respect to the completed fiscal year prior to the Change in Control; and (ii) shall provide at the Bank’s expense, life insurance coverage and non-taxable medical and dental coverage substantially comparable, as reasonably or customarily available, to the coverage maintained by the Bank for Executive prior to the severance, except to the extent such coverage may be changed in its application to all Bank employees. Such coverage shall cease two years following severance and shall be treated as “COBRA” coverage under applicable law.

(b) Any cash severance payments shall be made in a lump sum within thirty (30) days (or, in the event Section 409A of the Internal Revenue Code is applicable and Executive is a “specified employee” as defined in Code Section 409A, on the first day of the seventh full month) of Executive’s termination of employment. Such payments shall not be reduced in the event Executive obtains other employment following termination of employment with the Bank.

(c) Notwithstanding the preceding paragraphs of this Section 3, in the event that the aggregate payments or benefits to be made or afforded to Executive in the event of a Change in

Control would be deemed to include an “excess parachute payment” under Section 280G of the Internal Revenue Code or any successor thereto, then at the election of Executive, (i) such payments or benefits shall be payable or provided to Executive over the minimum period necessary to reduce the present value of such payments or benefits to an amount that is one dollar ($1.00) less than three times Executive’s “base amount” under such Section 280G, or (ii) the payments or benefits to be provided under this Section 3 shall be reduced to the extent necessary to avoid treatment as an excess parachute payment, with the allocation of the reduction among such payments and benefits to be determined by Executive.

4.	NOTICE OF TERMINATION

Any purported termination of Executive’s employment by the Bank or by Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice that shall indicate the Date of Termination and, in the event of termination by Executive, the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated. “Date of Termination” shall mean the date specified in the Notice of Termination (which, in the case of termination for Cause, shall be immediate). In no event shall the Date of Termination exceed 30 days from the date Notice of Termination is given.

5.	SOURCE OF PAYMENTS

All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank. Any holding company established by the Bank may accede to this Agreement but only for the purposed of guaranteeing payment and provision of all amounts and benefits due hereunder to Executive.

6.	EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFIT PLANS

This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Bank or any predecessor of the Bank and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

7.	NO ATTACHMENT

(a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

(b) This Agreement shall be binding upon, and inure to the benefit of, Executive and the Bank and their respective successors and assigns.

8.	MODIFICATION AND WAIVER

(a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

9.	REQUIRED PROVISIONS

(a) The Bank may terminate Executive’s employment at any time, but any termination by the Board other than termination for Cause shall not prejudice Executive’s right to compensation or other benefits under this Agreement. Executive shall have no right to receive compensation or other benefits for any period after termination for Cause.

(b) Notwithstanding anything herein contained to the contrary, any payments to Executive by the Bank or Company, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

10.	SEVERABILITY

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

11.	HEADINGS FOR REFERENCE ONLY

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

12.	GOVERNING LAW

The validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of New Jersey.

13.	ARBITRATION

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a single arbitrator sitting in a location selected by the Bank within twenty-five (25) miles of the Bank’s main office in Cape May Court House, New Jersey, in accordance with the rules of the American Arbitration Association’s National Rules for the Resolution of Employment Disputes then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

14.	SUCCESSOR TO THE BANK

Any successor to or assignee of the Bank, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank, expressly and unconditionally assumes and agrees to perform the Bank’s obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.

15.	OBLIGATIONS OF BANK

This Agreement is not a contract of employment and the termination of Executive’s employment, other than following a Change in Control, shall not result in any obligation of the Bank under this Agreement.

IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed by its duly authorized officers, and Executive has signed this Agreement, on the date first above written.

CAPE SAVINGS BANK

July 26, 2007	By:	/s/ Herbert L. Hornsby, Jr.
Date		President and Chief Executive Officer

EXECUTIVE:

August 3, 2007	/s/ Wayne S. Hardenbrook
Date	Wayne S. Hardenbrook